Exhibit 99.1

Agreement to Jointly file Schedule 13G

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of RealD Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: February 14, 2011

/s/ Lisa Greer
Lisa Greer, Individually, and as Joint Trustee of the Greer Trust

/s/ Joshua Greer
Joshua Greer, Individually, and as Joint Trustee of the Greer Trust